Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Total Return Fund in the Asset Allocation II Classes A, B and C Prospectus and Asset Allocation II Class I Shares Supplement to the Prospectus and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 59 to the Registration Statement (Form N-1A, No. 2-21789) of our report dated December 19, 2002 on the financial statements and financial highlights of Scudder Total Return Fund included in the Fund Annual Report dated October 31, 2002.


                                                            /s/ERNST & YOUNG LLP

                                                               ERNST & YOUNG LLP

Boston, Massachusetts
February 24, 2003